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Exhibit 4.1

CONSULTING AGREEMENT

        THIS AGREEMENT is made this 25th day of March, 2002 (the "Effective Date"), between ABCI Holdings, Inc., a Delaware corporation (the "Company") and REALTY ADVISORS OF AMERICA, LLC, 4100 Newport Place Drive, Suite 240 Newport Beach, CA 92660 (the "Consultant").

WI T N E S S E T H

        WHEREAS, the Company desires to be assured of the association and services of the Consultant in order to avail itself of the Consultant's experience, skills and abilities, and background and knowledge and is willing to engage the Consultant upon the terms and conditions set forth herein, and

        WHEREAS, the Consultant agrees to be engaged and retained by the Company upon said terms and conditions.

        NOW, THEREFORE, in consideration of the recitals, promises and conditions in the Agreement, the Consultant and the Company agree as follows:

RECITALS

        1.    Consulting Services.

        The Company hereby retains the Consultant, and the Consultant accepts such retention, to become a consultant to the Company and to render such advice, consultation and information to the Board of Directors or the officers of the Company as requested and in particular Consultant shall upon the request of the Company perform consulting services in connection with developing business, manufacturing and real estate operations for the Company.

        2.    Term.

        The term of this Agreement shall be for a period of one (1) year commencing on the date hereof (the "Term).

        3.    Compensation and Expenses.    As compensation for any and all services which Consultant may render, the Company agrees to pay Consultant 500,000 shares of common stock which will be promptly registered in an S-8 filing with the Securities and Exchange Commission.

        4.    Bonus.    The Company will pay Consultant a bonus in stock or options based on performance at the discretion of the Board of Directors of the Company.

        5.    Representations and Warranties/Acknowledgments.

        The parties hereto represent and warrant to each other party that each has taken all corporate actions necessary to consummate this Agreement and that when executed this Agreement including the issuance of the Common Stock of the Company, will be a valid and binding obligation of the parties hereto.

        6.    Independent Contractor.    This Agreement shall not constitute an employer-employee relationship. It is the intention of the parties that the Consultant shall be at all times an independent contractor of the Company. The Consultant shall not have any authority to act as the agent of the Company and shall not have the authority to, and shall not, bind the Company to any agreements or obligations with a third party except as otherwise authorized by the Company. Subject to the express provisions herein, the manner and means utilized by the Consultant in the performance of its services hereunder shall be under the sole control of the Consultant.

        7.    Non-Disclosure of Confidential Information.    The Consultant acknowledges that it is the policy of the Company to maintain as secret and confidential all valuable information heretofore or hereafter acquired, developed or used by the Company in relation to its business, operations, employees and customers which may give the Company a competitive advantage in its industry (all such information is hereinafter referred to as "Confidential Information"). The parties recognize that, by reason of its duties, the Consultant may acquire Confidential Information. The Consultant recognizes that all such Confidential Information is the property of the Company. In consideration of the Company entering into this Agreement, the Consultant agrees that:

        (a)  it shall not, directly or indirectly, publicly disseminate or otherwise disclose any Confidential Information obtained during its engagement by the Company without the prior written consent of the Company, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential, it being understood that the obligation created by this subparagraph shall survive the termination of this Agreement; and

        (b)  during the term of its engagement by the Company, the Consultant shall exercise precautions to protect the integrity of any of the Company's documents embodying Confidential Information (which shall be marked "Confidential" by the Company prior to delivery to the Consultant and, if not so marked, shall not be deemed to embody Confidential Information), and upon termination of its engagement, it shall return all such documents (and copies thereof) in its possession or control.

        8.    Indemnification and Liability.    In the absence of gross negligence or willful misconduct on the part of Consultant or Consultant's breach of any representation, warranty or covenant or any other provision of this Agreement ("Breach"), Consultant shall not be liable to the Company or to any officer, director, employee, stockholder or creditor of the Company, for any act or omission in the course of or in connection with the provision of advice or assistance hereunder. Except in those cases where the gross negligence, misconduct or Breach of or by Consultant is alleged and proven, the Company agrees to and shall indemnify Consultant from and against any and all damages which may result from services provided by Consultant pursuant to or in any connection with this Agreement. The foregoing notwithstanding, any acts, statements and representations made by the Consultant without the prior written approval of the Company to investors (including prospective investors) are the sole responsibility of the Consultant and the Consultant agrees to indemnify and hold the Company harmless from any liability, claims, losses and expenses, including legal costs and expenses incurred by the Company that result of such statements or representations made by the Consultant made without the approval of the Company. The Consultant represents that all materials provided to the Company regarding the services to be performed as contemplated herein are, or will be, truthful and accurate.

        9.    Taxes.    All taxes, duties and other governmental fees or charges arising from the Consultant's receipt of remuneration shall be borne by the Consultant.

        10.    Notices.    Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or when deposited in the United States mail, postage prepaid, addressed to the other party at the address provided by each party. Either party may change its address by written notice made in accordance with this section.

        11.    Authority.    The parties hereto represent that each has the authority to enter into this Agreement.

        12.    Benefit of Agreement.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, administrators, executors, successors, subsidiaries and affiliates.

        13.    Governing Law.    This Agreement is made and shall be governed and construed in accordance with the laws of the State of California.

        14.    Assignment.    Any attempt by either party to assign any rights, duties or obligations that arise under this Agreement without the prior written consent of the other party shall be void and shall constitute a breach of the terms of this Agreement provided however that Consultant may assign its rights and duties under this Agreement to a corporation controlled by Consultant.

        15.    Entire Agreement; Modification.    This Agreement constitutes the entire agreement between the Company and the Consultant. No promises, guarantees, inducements or agreements, oral or written, express or implied, have been made regarding the provision of investment banking consulting services, other than as contained in this Agreement. This Agreement can be modified only in writing signed by both parties hereto.

        16.    Severability.    In the event of the invalidity or unenforceability of any one or more of the provisions of this Agreement, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof, and such other provisions shall be deemed to remain in full force and effect.

        17.    Arbitration.    This Agreement shall be governed by and construed in accordance with the substantive laws of California, without reference or regard to principles of conflicts of law, except as to questions regarding securities laws in which case federal securities laws shall control. Any and all claims, controversies or disputes arising out of relating to this Agreement, including any claim for declaratory relief or any claim whatsoever whether sounding in Agreement or tort, regardless of whether such claim, controversy or dispute is against, the Company or any of its officers, employees, agents, attorneys or accountants, shall be resolved by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. There shall be no rights of pretrial discovery. Venue for any such arbitration or any application disputing anything whatsoever concerning this Agreement shall be in the City of San Diego, California. The prevailing party in any arbitration or judicial application of any nature whatsoever, including any all claims regardless of whether said claim is framed in Agreement or tort, shall be entitled to reasonable attorney's fees and costs of suit. Judgment upon any arbitration award may be entered in a court of competent jurisdiction. The undersigned understands and agrees that execution of this Agreement will result in a waiver of the undersigned's right to a jury trial and other procedures inherent in civil litigation in the event of a dispute.

        18.    Execution in Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

ABCI HOLDINGS, INC.
By:	/s/ THOMAS N. CARTER Thomas N. Carter, Director

REALTY ADVISORS OF AMERICA, LLC
By:	/s/ MARK FERRARO Mark Ferraro

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CONSULTING AGREEMENT
RECITALS